AMENDMENT
                                       TO
                       INVESTMENT SUB-ADVISORY AGREEMENT
                                    BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                      AND
                             RED ROCKS CAPITAL LLC

     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and RED ROCKS CAPITAL LLC, a Colorado limited liability company and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of October 6, 2008 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the JNL Series Trust.

     WHEREAS, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Advisor a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

     WHEREAS, the parties have agreed to fee reductions for the JNL/Red Rocks Listed Private Equity Fund, and Schedule B of the Agreement must be amended to reflect these fee reductions.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

     1. Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated May 1, 2010, attached hereto.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 1st day of May, 2010.


JACKSON  NATIONAL  ASSET MANAGEMENT,  LLC

By:    /s/ Mark D. Nerud
Name:  Mark  D.  Nerud
Title: President

RED  ROCKS  CAPITAL  LLC
By:    /s/ Adam Goldman
Name:  Adam Goldman
Title: Managing Director

                                   SCHEDULE B
                                  MAY 1, 2010
                                 (Compensation)


                    JNL/RED ROCKS LISTED PRIVATE EQUITY FUND


                    Average Daily Net Assets     Annual Rate
                    ------------------------     -----------
                    $0  to  $200  Million           0.57%
                    $200  to  $500  Million         0.52%
                    Amounts  over  $500  Million    0.47%